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                                                                   Exhibit 23.1




             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our reports dated February 12, 1993 accompanying the consolidated financial statements of Ply Gem Industries, Inc. and Subsidiaries appearing in the 1992 Annual Report of the Company to its stockholders and accompanying the schedules included in the Annual Report on Form 10-K, as amended April 27, 1993, for the year ended December 31, 1992 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."



                                                   GRANT THORNTON


New York, New York
February 18, 1994